UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)      April 21, 2011

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 8.01	Other Events.

On April 21, 2011, AmTrust Financial Services, Inc. (the “Company”), through its wholly-owned subsidiaries AmTrust North America, Inc. and Security National Insurance Company, and Dave Jones, Insurance Commissioner of the State of California acting solely in his capacity as the statutory conservator (the “Conservator”) of Majestic Insurance Company (“Majestic”), entered into a Rehabilitation Agreement that sets forth a plan for the rehabilitation of Majestic (the “Rehabilitation Plan”) by which the Company will acquire the business of Majestic through a Renewal Rights and Asset Purchase Agreement (the “Purchase Agreement”), a Loss Portfolio Transfer and Quota Share Reinsurance Agreement (the “Reinsurance Agreement”), and a Reinsurance Administrative Services Agreement (the “Administration Agreement”)  to be entered into by the Company and the Conservator upon approval of the Superior Court of San Francisco, California, in which the conservation of Majestic is pending (the “Conservation Court”).  The Conservation Court has scheduled a hearing on the Rehabilitation Plan for June 2, 2011.

In accordance with the Purchase Agreement, Conservator intends to sell, and the Company intends to buy, the right to offer, quote and solicit the renewals of in-force workers’ compensation policies written by Majestic and certain assets required by Majestic to conduct its business, including intellectual property and information technology, and furniture, fixtures and equipment. The Purchase Agreement further provides that the Company shall offer employment to most of Majestic’s California-based employees, and assume all or part of certain contracts related to Majestic’s workers’ compensation business, including leases for Majestic’s California office space.

In accordance with the Reinsurance Agreement, the Company shall, as of the closing date, assume all of Majestic’s liability for losses and loss adjustment expenses under workers’ compensation insurance policies without any aggregate limit.  In addition, the Company shall assume 100% of the unearned premium, as of closing, on all in-force Majestic policies.  The Company shall receive from Majestic cash and invested assets in an amount equal to the Company’s estimate of Majestic’s loss and loss adjustment expense reserves and unearned premium reserves, each as of the closing.

Pursuant to the Administration Agreement, the Company shall perform for the Conservator all administrative services with respect to the Majestic business reinsured by the Company, without cost.

Each of the Purchase Agreement, Reinsurance Agreement and Administration Agreement are integrated components of the Rehabilitation Plan.  The Reinsurance Agreement, by which the Company will assume Majestic’s policyholder liabilities as of the closing, including reserve deficiencies that the California Insurance Department estimates total approximately $46 million, the Administration Agreement, the Company’s offer of employment to certain Majestic employees, the assumption of certain contracts related to Majestic’s business, and a profit sharing provision whereby the Company shall pay to Majestic up to 3% of net earned premium related to current Majestic policies that are renewed by the Company in the three-year period commencing on the closing date should the loss ratio on such policies for the three-year period be 65% or less, constitute the sole consideration for the Company’s acquisition of the renewal rights to Majestic’s business and the acquired assets related thereto.

The transaction, which is expected to close in the second quarter of 2011, is subject to Conservation Court approval and customary closing conditions, including the execution and delivery of certain related transaction documents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date: April 27, 2011	By:	/s/ Stephen Ungar
Stephen Ungar
General Counsel and Secretary